Exhibit 10.38

February 21, 2024

PERSONAL AND CONFIDENTIAL

Robert Noreck

Re: Transition and Resignation Agreement

Dear Rob:

This letter agreement (the “Agreement”) confirms that you will be transitioning from your roles as Chief Financial Officer, Principal Accounting Officer, Principal Financial Officer and Treasurer (collectively, “CFO”) with Brightcove Inc. (the “Company”) and, ultimately, resigning from your employment with the Company. This Agreement also describes certain transition duties you have agreed to perform and separation benefits you are eligible to receive. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.

You and the Company agree as follows:

1.
Resignation Date; Transition Period
a.
Resignation Date; Transition Period. Provided you enter into, do not revoke and comply with this Agreement, the Company will continue to employ you on an at-will basis until September 30, 2024 (the “Resignation Date”), unless, prior to that date, the Company terminates your employment due to (i) your breach of this Agreement (including without limitation your failure to provide the Transitional Services) or any of the Ongoing Obligations (as defined below); or (ii) your engaging in other behavior that justifies a for “Cause” termination (as defined in your Employment Agreement dated May 3, 2018 (the “Employment Agreement”)) ((i) or (ii) a “Specified Termination”). The time period between the date of this letter and the Resignation Date shall be referred to as the “Transition Period.”
b.
Transitional Services; Compensation and Benefits. Unless otherwise directed by the Company, you will continue to perform your current job duties as CFO until the earlier of (i) the Company’s appointment of a successor CFO and (ii) May 31, 2024, at which point you will transition to the role of “Consultant.” As Consultant, you shall assist the Company with the transition of your CFO responsibilities, and perform any other duties consistent with the obligations of a transitioning Chief Financial Officer that the Company in its reasonable discretion determines. As of April 1, 2024, you will be able to perform your duties as CFO, and thereafter as Consultant, on less than a full-time basis. Further, as Consultant, you will work a commercially reasonably number of hours to be mutually agreed upon by you and the Company. Your duties during the Transition Period may continue to be performed remotely as is the case now. The duties and responsibilities described in this Section 1.b shall be referred to as the “Transitional Services”. During the period from the date of this Agreement to May 31, 2024, you will remain an employee exclusively of Brightcove. During the period from June 1, 2024 to September 30, 2024, your employment need not be exclusive to Brightcove, provided you remain able to provide the Transitional Services during such period. During the Transition Period, you will continue to be paid your current base salary in accordance with the Company’s payroll practices now in effect and you will continue to be eligible for the employee benefits you currently receive as an employee of the Company (including reimbursement of all reasonable expenses incurred by you during the Transition Period, vacation, paid holidays, and Company cost-sharing of employee benefits) as currently in effect, subject to the terms and conditions of the Company’s benefit plans; provided, however, that notwithstanding anything to the contrary, the Company shall cause you to be treated as a full-time employee for purposes of the Company’s group health plans through the entire Transition Period. You shall be offered the opportunity to purchase COBRA group health plan continuation coverage at your own expense for the statutory period provided by COBRA immediately after the end of the Transition Period.
2.
Separation Pay

Provided you (i) enter into, do not revoke and comply with this Agreement, (ii) do not experience a Specified Termination prior to September 30, 2024, and (iii) reaffirm the terms of this Agreement including the general release in Section 4 so that it covers the period between the date of this Agreement and the Resignation Date by signing and returning the Certificate attached as Exhibit A hereto after the Resignation Date in accordance with the time frame provided in such Certificate, and such Certificate becomes effective, the Company shall pay you a pro-rated bonus for calendar year 2024 for your time served as CFO or Consultant through May 31, 2024 (the “2024 Bonus”). The 2024 Bonus will continue to be calculated using 65% of your annualized current base salary as the target amount, based on the Company’s actual performance level for 2024 as determined by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board, as provided above and paid when the Company pays 2024 annual bonuses to other eligible employees in calendar year 2025 but in no event later than March 30, 2025. In the event of your death prior to the completion of any payments to you under this Agreement, any remaining unpaid amounts and employee benefits (including for avoidance of doubt any vested equity compensation and the 2024 Bonus) shall be payable to your spouse (or if no spouse survives you, to your estate) at the time and in the manner provided by this Agreement.

3.
Equity

Your equity awards, including options to purchase the Company’s common stock and restricted stock units, shall continue to be subject to the terms and conditions of the applicable Company equity plan and any applicable stock option agreement or restricted stock unit award agreement (collectively, the “Equity Documents”). Pursuant to the terms of the Equity Documents, all Company equity awards held by you shall continue to vest while you remain employed by the Company (including as Consultant) and all equity awards that are not vested as of the date that your employment actually terminates shall terminate and be forfeited as of such date.

4.
Release of Claims

In consideration for, among other terms, the opportunity to receive the 2024 Bonus, which you acknowledge you would otherwise not be entitled to, you voluntarily release and forever discharge the Company and its affiliated and related entities, their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, managers, members, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•
relating to your employment by and separation from employment with the Company;
•
relating to your Employment Agreement;
•
of wrongful discharge or violation of public policy;
•
of breach of contract;
•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination, retaliation or otherwise under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the Massachusetts Fair Employment Practices Act (M.G.L. c. 151B));
•
under any other federal or state statute;
•
for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, whether under Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and
•
for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement, the Equity Documents or under any “employee benefit plan,” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act, 29 U.S.C. §1002(3).

You acknowledge and represent that, except as expressly provided in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, severance, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you for service provided during the payroll periods ending prior to the date of this Agreement.

The Company represents that as of the date of this Agreement it is not aware of any grounds for a claim against you or any basis for a termination of your employment with the Company for Cause.

5.
Ongoing Obligations

You are subject to continuing obligations under (i) your Employee Noncompetition, Nondisclosure and Development Agreement dated June 14, 2017 and (ii) Section 7 (Confidential

Information, Noncompetition and Cooperation) of the Employment Agreement ((i) and (ii), the “Restrictive Covenant Obligations”). The Restrictive Covenant Obligations, and any other confidentiality and restrictive covenant obligations you have to any of the Releasees, are referred to herein as the “Ongoing Obligations” and shall remain in full force and effect.

6.
Return of Property

In accordance with Section 7(c) of the Employment Agreement, you agree to return to the Company by the Resignation Date all Company property, including, without limitation, computer equipment, keys and access cards, credit cards and any documents (including electronic documents as well as hard copies) containing information concerning the Company, its business or its business relationships. You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Resignation Date. In the event that you discover that you continue to retain any such property, you shall return it to the Company immediately.

7.
Nondisparagement

Subject to Section 9 below, you agree not to make any disparaging statements, oral or written, concerning the Company or any of its affiliates or concerning the products, services or current or former officers, directors, shareholders, employees or agents of the Company or any of its affiliates. You represent that during the period since this Agreement was proposed to you, you have not made any such disparaging statements. The Company agrees that it shall instruct the members of the Board and its executive officers who report directly to the CEO not to make any disparaging statements, oral or written, concerning you.

8.
Indemnification and D&O Insurance

The Company will continue to indemnify you, advance legal expenses, and hold you harmless pursuant to the Company’s charter, bylaws, and your Indemnification Agreement with the Company, dated May 2, 2018. For a period of at least six (6) years following your Resignation Date, the Company shall maintain its directors and officers liability insurance in accordance with the Company’s usual and customary practices, which policy shall include customary coverage for you with respect to your service as an officer of the Company.

9.
Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

10.
Defend Trade Secrets Act

For the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

11.
Other Provisions
a.
Termination and Return of Payments; Certain Remedies. If you materially breach any of your obligations under this Agreement, or any Ongoing Obligation, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to: (i) terminate immediately your employment and the Transition Period, and/or (ii) enforce your return of that portion of the 2024 Bonus as determined to be reasonable and appropriate by a court of competent jurisdiction. If the Company initiates (i) or (ii) in the preceding sentence due to a breach, you shall continue to be subject to the Ongoing Obligations. Without limiting the Company’s remedies hereunder, if the Company prevails in any action to enforce this Agreement, then you shall be liable to the Company for reasonable attorneys’ fees and costs incurred by the Company in connection with such action.
b.
Enforceability. If any provision of this Agreement is held to be unenforceable, this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable. If a court declines to amend this Agreement as provided herein, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.
c.
Waiver; Absence of Reliance. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.
d.
Jurisdiction; Governing Law; Interpretation. You and the Company hereby agree that the state and federal courts of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement. With respect to any such court action, you submit to the jurisdiction and venue of such courts, you acknowledge that venue in such courts is proper and you waive any right to a jury with respect to any such action. This Agreement shall be interpreted and enforced under the laws of Massachusetts, without regard to conflict of law principles.
e.
Entire Agreement. This Agreement, the Equity Documents, and the Ongoing Obligations, constitute the entire agreement between you and the Company and supersede any previous agreements or understandings between you and the Company.
f.
Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. By entering into this Agreement, you acknowledge that you have been given the opportunity to consider this Agreement and the Certificate attached as Exhibit A for twenty-one (21) days from your receipt of this Agreement before signing the Agreement (the “Consideration Period”). To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).
g.
Counterparts. This Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.

[Signature Page Follows]

Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.

Very truly yours,

Brightcove Inc.

By:	/s/ Marc DeBevoise	February 21, 2024
	Marc DeBevoise	Date
Chief Executive Officer

You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Robert Noreck	February 21, 2024
Robert Noreck	Date

EXHIBIT A

CERTIFICATE UPDATING RELEASE OF CLAIMS

I, Robert Noreck, hereby acknowledge and certify that I entered into the Transition and Resignation Agreement with Brightcove Inc. (the “Company”) to which this Certificate is attached (the “Agreement”). Capitalized but undefined terms in this Certificate are defined in the Agreement. Pursuant to the Agreement, I am required to sign this “Certificate,” which updates the release of claims in the Agreement, in order to receive the 2024 Bonus described in the Agreement. For this Certificate to become effective and for me to receive the 2024 Bonus, I must sign this Certificate after the Resignation Date but no later than seven (7) days after the Resignation Date. I further agree as follows:

1.
A copy of this Certificate was attached as an Exhibit to the Agreement.
2.
In consideration of the benefits described in the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement. I also voluntarily release and forever discharge the Releasees (as defined in the Agreement) generally from all Claims (as defined in the Agreement), arising under the federal Age Discrimination in Employment Act that as of the date when I sign this Certificate, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.
3.
I have carefully read and fully understand all of the provisions of this Certificate, I have been given the opportunity to consult with an attorney before signing this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its officers, directors, employees, agents or other representatives with the exception of those promises expressly contained in this Certificate and the Agreement. I understand and acknowledge that I have been given the opportunity to consider this Certificate for twenty-one (21) days from my receipt of this Certificate before signing it, and that for the period of seven (7) days from the date when I sign this Certificate, I have the right to revoke this Certificate by written notice to the Chief Executive Officer of the Company, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Certificate shall not become effective or enforceable during the revocation period. This Certificate shall become effective on the first business day following the expiration of the revocation period (the (“Certificate Effective Date”).
4.
I also represent that I have not been subject to any retaliation or any other form of adverse action by the released parties for any action taken by me as an employee or resulting from my exercise of or attempt to exercise any statutory rights recognized under federal, state or local law. I agree that I have been paid all unpaid wages and other compensation owed to me as of the Resignation Date. I also agree that none of my rights have been violated under any statute, common law or Company policy, program or agreement. I represent that I have reported any and all workplace injuries that I suffered during my employment, if any, to the Company before executing this Certificate.
5.
I agree that this Certificate is part of the Agreement.

I acknowledge that the Company has advised me to consult with an attorney before signing this Certificate. This is a legal document. My signature will commit me to its terms. By signing below, I acknowledge that I have carefully read and fully understand all of the provisions of this Agreement and that I am knowingly and voluntarily entering into this Certificate.

Robert Noreck	Date